EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended December 31, 2015

February 3, 2016

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2016 second quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, February 3, 2016, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the second fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the December quarter was $79.8 million, a decrease of 2.0% from the prior quarter and a decrease of 1.8% from the same quarter last year. Our new products continue to show growing momentum during our typical lower season.

In terms of product mix, MOSFET revenue was $59.4 million, flat compared to the prior quarter, and a decrease of 3.0% from the same quarter last year. Power IC revenue was $16.4 million, down 6.4% from the prior quarter and up 1.8% from the same quarter last year. Service revenue was $4.0 million, remained flat as compared to the prior quarter and the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 44.4% of the total revenue, Consumer 21.2%, Power Supply and Industrial 19.9%, Communication 9.4%, and Service 5.1%.

Gross margin was 18.8% for the December quarter, as compared to 18.5% in the prior quarter and 18.7% for the same quarter last year. The slight increase in gross margin quarter over quarter was mainly driven by the new product contribution and our continued effort on cost control.

Operating expenses for the quarter were $15.6 million including $0.4 million impairment charge, compared to $15.8 million for the prior quarter and $15.6 million for the same quarter last year. The lower operating expenses quarter over quarter were primarily due to the office shut down and more vacation taken during the holiday season.

Income tax expense was $1.0 million for the quarter, compared to $1.2 million for the prior quarter and $1.0 million for the same quarter last year. The lower tax expense quarter over quarter reflected additional R&D credit catch-up as a result of the R&D credit bill passed by the Congress in December last year.

Net loss for the quarter was approximately $1.6 million or 7 cents loss per share, as compared to 9 cents loss per share for the prior quarter and 5 cents loss per share for the same quarter last year. Net loss in the December quarter included $1.1 million share-based compensation charge as compared to $0.8 million in the prior quarter and $1.3 million for the same quarter last year. It also included $0.4 million impairment charge of long-lived assets for the December quarter.

Non GAAP EPS broke even for the December quarter and the same quarter last year, compared to 5 cents loss per share for the prior quarter.

We continue to generate positive cash flow. Cash flow from operations was $16.7 million for the December quarter compared to $7.8 million for the prior quarter and $7.4 million for the same quarter last year.

EBITDAS for the December quarter was $7.8 million compared to $6.9 million for the prior quarter and $7.9 million for the same quarter last year.

Moving on to the balance sheet.

We completed the December quarter with cash and cash equivalents balance of $81.9 million, as compared to $72.9 million at the end of last quarter and $120.6 million a year ago. During the quarter, we repurchased approximately 0.6 million shares for a total amount of $5.0 million.

Net trade receivables were $26.1 million, as compared to $37.2 million at the end of last quarter and $26.7 million for the same quarter last year. Day Sales Outstanding for the quarter was 36 days compared to 44 days in the prior quarter.

Net inventory was $61.1 million at the quarter-end, down from $62.0 million for last quarter and from $70.0 million for the prior year. Average days in inventory were 87 days for the quarter compared to 86 days in the prior quarter.

Net Property, Plant and Equipment balance was $112.1 million, as compared to $117.4 million last quarter and $118.6 million for the prior year. Capital expenditures were $4.8 million for the quarter. Our expectation for FY2016 capital expenditure remains in the range of $15 million to $20 million.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Thank you, Yifan!

AOS delivered strong execution for the December quarter despite challenging market conditions, and posted better than expected revenue with improved gross margin. At the same time, we reduced internal and channel inventories and tightly managed capital spending. During the quarter, we continued to generate healthy cash flow, which enabled us to return about $5.0 million to shareholders under the existing share repurchase program.

Our strategy of delivering differentiated products into diversified and growing markets continues to gain strong traction at design-in and design-win levels. Supported by these wins, we have successfully completed the second phase of the three-year recovery plan. Our main focus during calendar 2015 was to pave the way for profitability by doing the following three things: 1. Accelerate new product rollouts, 2. Improve BOM content and market share, and 3. Expand engagement with existing and potential customers. With the dedicated commitment of our employees as well as focused technology investments, we penetrated key customers with strategic products that target high volume applications. As we mentioned in the last earnings call, our China business grew significantly in calendar year 2015. As part of the China growth strategy, we announced last quarter that we entered into a preliminary agreement with the Chongqing authority to form a joint venture to establish a new manufacturing facility in Chongqing, China. We are currently in the process of negotiating the definitive joint venture agreement with the authority of Chongqing.

We are now marching into the final phase of AOS recovery plan. We anticipate that our mobile products, especially the quick charger and battery management applications, will continue to ramp up. We also expect to begin volume shipments of our innovative Low Voltage MOSFET and Power IC solutions into the Skylake platform. This momentum indicates that we are at an inflection point to return to our growth path again.

Now, let me switch gears and review our major business segments. First, Computing segment: It was 44.4% of the total revenue for the quarter. While it dropped 5.4% sequentially and 6.7% year over year as expected, taken as a whole, our 2015 computing business softened by only 2% even though the whole PC market declined more than 10%. This better than industry performance was attributable to the above mentioned innovative new products. We expect the Skylake ramp to offset overall PC market decline in the March quarter. Our Computing business is a vital resource for cash generation and technology innovation. We will keep on leveraging our solid foundation of IP and strong customer relationship to expand market share and increase BOM content.

Second, Consumer segment: The revenue was 21.2% of the total. It decreased 2.5% sequentially due to seasonality but grew by 8.3% compared to the prior year. The increase was by virtue of the expansion into a major TV manufacturer in Japan. While we maintain a very strong position with the leading OEMs that we have already secured, we will leverage our technology and resources to replicate the success with more customers. For the March quarter, we expect to see a slight increase in the Consumer segment.

Shifting now to Power Supply and Industrial: It was 19.9% of the total revenue for the December quarter. This marks another 6.5% sequential growth after posting 8.5% and 10% increase in the September and June quarters, respectively. Compared to the year ago quarter, it grew 12.6%. The major growth driver in this segment was our new product family for quick charger application. We have made significant progress in design wins with multiple market leading customers in China and Korea, and we believe this momentum will extend to March quarter and beyond. Enabled by our technology and infrastructures, we expect to capture these growing opportunities with quick charger products.

Next, Communications segment: The revenue was 9.4% of total revenue, which was up 0.9% sequentially and down 4.7% from last year due to decline of traditional feature phones. As mentioned in the last earnings call, we expanded the capacity for our AlphaDFN production during the December quarter to catch up with growing backlog. Indeed, the revenue from the AlphaDFN solution for smartphone battery management increased during the quarter; however, this growth was offset by the negative seasonality impact on feature phones. With improved capacity, we anticipate the revenue from smartphone battery management to rise at a faster pace in the March quarter.

Looking ahead, we see encouraging signs for AOS. Bookings have improved over the December quarter. The positive book to bill ratio yielded some healthy backlog into the current quarter, which could lead to a counter seasonal March quarter.

In closing, I'm pleased by the progress we're making in the multi-year recovery plan. Over the course of the past few quarters, we have taken significant strides in strategically introducing differentiated products, and securing design-ins and wins in emerging new sockets with market leaders. Although we are not immune from the current market turbulence, we remain confident that AOS can achieve meaningful revenue growth and return to profitability in calendar year 2016.

With that, let me turn the call over to Yifan for the March quarter guidance.

Yifan Liang: Guidance for the next quarter

As we look forward to the third quarter of fiscal year 2016, we expect:

•	Our March quarter’s revenue to be in the range of $79 million to $83 million.
•	GAAP gross margin is expected to be approximately 18.5% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $15.2 million to $17.2 million.
•	Tax expenses are expected to be about $1.0 million to $1.2 million.
•	Our share-based compensation should range from $1.0 million to $1.2 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income/(loss), tax expenses, net income/(loss), and share-based compensation expenses, statements regarding market segments; expectation with respect to improvement in profit, our recovery progress and competitive position; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake platform; seasonality fluctuation in customer demand; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed on August 27, 2015 and the Quarterly Reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.